Exhibit 10.1
AMENDMENT NO. 1 TO AMENDED AND RESTATED CONSULTING
AGREEMENT
     This Amendment No. 1 to Amended and Restated Consulting Agreement (the “Amendment”) is made as of January 30, 2007 (the “Effective Date”) by and among Electro-Optical Sciences, Inc., a Delaware corporation (the “Company”), Gerald Wagner (“Wagner”) and Gerald Wagner Consulting LLC (the “Consultant”).
RECITALS
     WHEREAS, the Company and the Consultant are parties to that certain Amended and Restated Consulting Agreement dated as of April 1, 2006 (the “Existing Consulting Agreement”);
     WHEREAS, the Company is commencing the pivotal clinical trial for its MelaFind product on the Effective Date (the “Pivotal Trial”);
     WHEREAS, Wagner has been serving as the Acting Chief Operating Officer of the Company; and
     WHEREAS, now that the Pivotal Trial is commencing the Company and the Consultant would like to amend the Existing Consulting Agreement and Wagner would like to resign as the Acting Chief Operating Officer of the Company.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Amendment of the Existing Consulting Agreement. The Existing Consulting Agreement is hereby amended by deleting Sections 1-3 thereof in their entirety and replacing them with the following:
     “1. Transition Services. (a) The Consultant will assist the Company in transitioning the responsibilities of Gerald Wagner, as the Acting Chief Operating Officer of the Company, and the responsibilities of the Consultant pursuant to this Agreement as in effect prior to January 30, 2007 to the employees of the Company or other persons designated by the Chief Executive Officer of the Company (the “Transition Services”).
     (b) Upon request by the Chief Executive Officer of the Company, the Consultant will provide additional consulting services to the Company on a per diem basis on days that are mutually agreed by the Consultant and the Company (the “Additional Services”).
     2. Consideration; Expenses. (a) As consideration for the Transition Services, the Company will pay the Consultant: (i) a monthly fee of $2,500 payable on or about the first business day of each month during the Term (as defined below) and (ii) in the event that the Transition Services requested by the Chief Executive Officer of the Company exceed one day per month in any month during the Term, an additional fee for such Transition Services equal to $2,500 per day.
     (b) As consideration for the Additional Services, the Company will pay the Consultant $2,500 per day of Additional Services rendered, such payment to be made within thirty (30) business days after such Additional Services are rendered.
     (c) Reasonable expenses of the Consultant incurred at the request of the Company (including travel expenses incurred in connection with Company-related business) will be reimbursed promptly by the Company, subject to customary verification, in accordance with the Company’s standard expense reimbursement and travel policy.
     3. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement and will end (a) at the option of the Consultant or the Company, at any time by providing fifteen (15) days’ prior written notice to the other party (during which fifteen (15) day period the Consultant shall continue to perform its duties hereunder) or (b) immediately upon the mutual agreement of the Company and the Consultant.”
     2. Acknowledgment Regarding Payments under the Existing Consulting Agreement. The Consultant hereby acknowledges and agrees that all amounts owed to the Consultant pursuant to the Existing Consulting Agreement have been paid in full.
     3. Resignation as Acting Chief Operating Officer. Wagner hereby resigns as Acting Chief Operating Officer of the Company, effective as of the Effective Date.
     4. Vesting of Stock Option. The Company and Wagner hereby acknowledge that the non-qualified stock option granted to Wagner to purchase up to 50,000 shares of common stock, par value $.001 per share, of the Company pursuant to a Non-Qualified Stock Option Agreement between the Company and Wagner dated as of March 24, 2006 vested in full effective as of the Effective Date as a result of the commencement of the Pivotal Trial.
     5. Ratification and Confirmation. Except as expressly amended hereby, the terms and provisions of the Existing Consulting Agreement shall remain in full force and effect and are hereby ratified and confirmed.

     IN WITNESS WHEREOF, this Amendment may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument, effective as of the Effective Date.

Electro-Optical Sciences, Inc.		Gerald Wagner Consulting LLC

By:	/s/ Joseph V. Gulfo, M.D. M.B.A.	By:	/s/ Gerald Wagner

	Joseph V. Gulfo, M.D. M.B.A.	Gerald Wagner
President
/s/ Gerald Wagner

Gerald Wagner
(solely with respect to Sections 3 and 4 hereof)

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